    As filed with the Securities and Exchange Commission on December 7, 2001
                                                      Registration No. 333-_____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                  BENIHANA INC.
             (Exact name of registrant as specified in its charter)

                Delaware                               65-0538630
            (State or other                          (I.R.S.Employer
             jurisdiction of                        Identification No.)
            incorporation or
              organization)


                                   ----------

                           8685 Northwest 53rd Terrace
                              Miami, Florida 33166
                                 (305) 593-0770

     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                   ----------

                           Joel A. Schwartz, President
                                  Benihana Inc.
                           8685 Northwest 53rd Terrace
                                 Miami, FL 33166
                                 (305) 593-0770

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   ----------

                                   Copies to:

Herschel S. Weinstein, Esq.        Robert G. Minion, Esq.
Dornbush Mensch Mandelstam         Steven M. Skolnick, Esq.
& Schaeffer, LLP                   Lowenstein Sandler PC
747 Third Avenue                   65 Livingston Avenue
New York, New York  10017          Roseland, New Jersey  07068-1791
(212) 759-3300                     (973) 597-2500

     Approximate date of commencement of proposed sale to public: As promptly as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

         If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box. [ ]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ X ] 333-68946.

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________________.


         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________________.


         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] __________________________.


                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
  Title of Each                              Amount       Proposed Maximum     Proposed Maximum
Class of Securities                           Being        Offering Price         Aggregate          Amount of
 Being Registered                           Registered      Per Share(1)      Offering Price (1)  Registration Fee
Class A Common Stock, par value $.10 per
share                                       137,500(2)        $11.80             $1,622,500          $405.63

----------
(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(a) of the Securities Act of 1933.

(2) Includes shares of Class A Common Stock which may be purchased by the Underwriters to cover over-allotments, if any.

                Incorporation Of Certain Information By Reference

         This Registration Statement on Form S-2 is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended. The information in the Registration Statement on Form S-2 (Registration No. 333-68946) filed by Benihana Inc. with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, including the exhibits thereto, is hereby incorporated by reference into this Registration Statement.

Item 16.  Exhibits

5.01   Opinion of Dornbush Mensch Mandelstam & Schaeffer, LLP.

23.01  Consent of Deloitte & Touche LLP.

23.02  Consent of Dornbush Mensch Mandelstam & Schaeffer, LLP. Included in
       Exhibit 5.01.

24.01 Power of Attorney. Set forth on the Signature Page to this Registration Statement.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on the 7th day of December, 2001.

                                      BENIHANA INC.

                                      By: /s/ Joel A. Schwartz
                                          ---------------------------------
                                          Joel A. Schwartz, President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joel A. Schwartz and Michael R. Burris and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereof, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

               Signature                                Title                                  Date
               ---------                                -----                                  ----
       /s/ Joel A. Schwartz
------------------------------------     President, Chief Executive Officer             December 7, 2001
           Joel A. Schwartz              and Director (Principal Executive
                                                      Officer)

       /s/ Michael R. Burris
------------------------------------         Senior Vice President, Chief               December 7, 2001
           Michael R. Burris                Financial Officer and Treasurer
                                         (Principal Financial and Accounting
                                                       Officer)


       /s/ Taka Yoshimoto                Executive Vice President and                   December 7, 2001
------------------------------------              Director
           Taka Yoshimoto


          /s/ Kevin Aoki                 Vice President, Marketing and                  December 7, 2001
------------------------------------              Director
              Kevin Aoki



                                                  Director                              December 7, 2001
------------------------------------
             John E. Abdo



                                                  Director                              December 7, 2001
------------------------------------
             Norman Becker



                                                  Director                              December 7, 2001
------------------------------------
               Max Pine



      /s/ Darwin C. Dornbush                Secretary and Director                      December 7, 2001
------------------------------------
          Darwin C. Dornbush



                                      II-2